EXHIBIT 10.7
April 7, 2006
Mr. Patrick D. Quirk
777 Mariners Island Blvd.
San Mateo, CA 94404
Re:      Terms of Separation
Dear Patrick,
          This letter confirms the agreement between you and Keynote Systems, Inc. (“Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a release of claims. As discussed, the company has accepted your resignation which will be effective April 7, 2006.
1.	Separation Compensation: The Company will pay a gross amount of $110,000.00, less applicable deductions. The Company will keep you on your current medical plans and will pay for your Cobra premiums starting May 1, 2006 through October 31, 2006. By signing below, you acknowledge that you are receiving the compensation outlined in this paragraph in consideration for waiving your right to claims referred to in this agreement and that you would not otherwise be entitled to payment in the manner outlined herein.

2.	Return of Company Property: You hereby warrant to Company that you have returned to Company all property or data of Company of any type whatsoever that has been in your possession or control.

3.	Confidential Information: You hereby acknowledge that you are bound by the Employee Invention Assignment and Confidentiality Agreement dated April 8, 2005, and that as a result of your employment with Company you have had access to Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof. In addition, you agree that you will not connect or attempt to connect to any computer systems owned or managed by Keynote Systems for any reason.

4.	Waiver of Claims: The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with Company or your separation from Company. You hereby release and waive any other claims you may have against Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any federal, state or local laws, including but not limited to federal, state or local employment laws. Such claims include, but are not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

5.	Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

6.	Legal and Equitable Remedies: You agree that Releasees have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this agreement.

7.	Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

8.	Confidentiality: The contents, terms and conditions of this agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this settlement, you will state only that you and Company reached an amicable resolution of any disputes concerning your separation from Company. Any breach of this confidentiality provision shall be deemed a material breach of this agreement.

9.	No Admission of Liability: This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

10.	Entire Agreement: This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality agreement referred to in paragraph 3, above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

11.	Modification: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

12.	Consideration and Revocation Period: You acknowledge that you have been encouraged to consult an attorney concerning this agreement and that you have been granted the opportunity to do so. You further acknowledge you have been given twenty-one (21) days to consider this agreement and that you may revoke this agreement within seven (7) days of signing it. If you revoke this agreement, it shall not be effective or enforceable and you will not receive the benefits described in the first paragraph. If you do not revoke this agreement by the close of business on the seventh calendar day after you sign this agreement, its legally effective date shall be the eighth (8th) calendar day after the date of your signature.
If you agree to abide by the terms outlined in this letter, please sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

By:	/s/ Richard Oyen
Richard Oyen
Director, Human Resources
READ, UNDERSTOOD AND AGREED

/s/ Patrick D. Quirk	Date: 4/7/06
Patrick D. Quirk

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